EXHIBIT 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97401
(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE REPORTS 2006 FIRST

QUARTER RESULTS

Conference Call and Webcast Scheduled for May 3, 2006 at 8:00 a.m. Pacific Time

Eugene, Oregon — May 2, 2006 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today reported net income of $21.0 million or $1.73 per fully diluted share for the three months ended March 31, 2006, compared to net income of $2.7 million or $0.27 per fully diluted share, for the three months ended March 31, 2005. The current period includes after-tax charges of $0.3 million (non-cash) for costs associated with expensing employee stock options as required by FAS 123(R) and $0.8 million related to the previously disclosed termination of the Company’s management fee arrangement. On a per share basis, these charges amounted to $0.02 and $0.07, respectively.

A summary of the results for the first quarter ending March 31, 2006 and 2005 is set forth in the following table:

Consolidated Income Statement Information

(In thousands, except for per share amounts, unaudited)

	Three months ended March 31,
	2006	2005
Net sales	$181,936	$142,640
Gross profit	53,964	23,139
Net income	21,046	2,696
Basic net income per share	$1.85	$0.35
Diluted net income per share	$1.73	$0.27

Adjustments to reconcile net income to EBITDA:
Net income	$21,046	$2,696
Minority Interest	—	(94)
Interest	1,140	3,769
Taxes	13,343	1,615
Depreciation and amortization	3,047	3,267

EBITDA	$38,576	$11,253

EBITDA is not intended to be an alternative to the financial results under generally accepted accounting principles in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our results of operations.

The Company also reported separate financial information for its two operating segments: the PW Eagle PVC business and the USPoly PE business.

Segment Income Statement Information

(In thousands, unaudited)

	Three months ended March 31, 2005
	2006	2005
PW Eagle PVC Business
Net sales	$160,291	$123,685
Gross profit	49,551	20,478
Operating Income	34,023	7,988

Adjustments to reconcile to EBITDA:
Depreciation and amortization	2,398	2,601

EBITDA	$36,421	$10,589

USPoly PE Business
Net sales	$21,644	$18,955
Gross profit	4,413	2,661
Operating income (loss)	1,506	(2)
Adjustments to reconcile to EBITDA:
Depreciation and amortization	649	666

EBITDA	$2,155	$664

The combined total of the above amounts may differ from the consolidated amounts due to the impact of consolidation and elimination entries. Results for the PE business include a non-cash pre-tax charge of $0.6 million related to the previously announced relocation of USPoly’s injection molding operations from Shawnee, Oklahoma to its Tulsa, Oklahoma facility.

Jerry Dukes, President and CEO, commented, “We are very pleased with the continued excellent performance of our business and the financial results that we achieved in the first quarter. It is important to understand our results in the context of both the Company’s and industry’s history. The plastic pipe industry is subject to economic cycles. In the long term, the industry’s financial performance tends to correlate with GDP growth. The industry is also subject to seasonality. Historically the second and third quarters tend to see an increase in the ability to install pipe and hence have stronger demand. The Gulf Coast hurricanes in the fall of 2005 caused significant disruption in the plastic pipe industry both because of outages at the chemical facilities and difficulties with rail transportation. These disruptions caused the price of PVC resin to increase dramatically and the supplies to be very tight in the fourth quarter of 2005. These conditions led to similar circumstances for PVC pipe and resulted in the highest margins we have ever experienced and our record results for that quarter.

“Subsequently, the demand and supply for PVC resin and for PVC pipe seems to have returned to equilibrium. Resin prices during the first quarter of 2006 fell from their highs in the fourth quarter of 2005, and our margins fell as well. Nevertheless, margins for the first quarter of 2006 were at record levels for a first quarter. Volumes for the first quarter of this year were less than volumes for the same quarter last year, at least in part due to distributors avoiding building inventory in light of the uncertainty about future pricing.

“For the second quarter, we expect volumes to be close to the level of last year’s second quarter as seasonal demand picks up. We also anticipate that our margins will be significantly above last year’s second quarter margins although down from the first quarter of 2006. As a result, we expect our financial performance for the second quarter of 2006 to be stronger than the second quarter of 2005. Since reaching record highs in the fourth quarter of 2005, our margins have decreased through the first quarter and into the second quarter of 2006. We anticipate that over time our margins will continue to trend toward more historical norms. However, since the industry is subject to both long-term economic cycles and seasonal changes in demand, our industry has only limited visibility with respect to our performance in either the near or long term.”

Scott Long, CFO, said, “While net borrowings on our revolving credit agreement increased by approximately $12 million during the quarter as we built inventory from the low levels at year-end and made an approximately $22 million tax payment in March, we have reduced our overall borrowings from $138 million at March 31, 2005 to $39 million at March 31, 2006. We expect that our debt will be further reduced in the second quarter using cash flow from operations. Consequently our interest expense has been dramatically reduced. We are continuing to integrate our PVC and PE businesses and increasing our capacity to manufacture our “Ultra” products that provide higher margins. Our strong balance sheet will also permit us to explore other alternatives to enhance the value of the Company.”

First Quarter 2006 Webcast and Conference Call

PW Eagle will hold its first quarter 2006 webcast and conference call on Wednesday, May 3, 2006 at 8:00 a.m. Pacific Time to discuss the first quarter 2006 results. The conference call will be available live on the internet at www.pweagleinc.com/investor/. The conference telephone number is 800-299-7098, use 62091755 as the passcode to access the call. The call will be archived for one week at 888-286-8010, use 87457896 as the passcode for access.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of polyethylene pipe and fittings. Together they operate fourteen manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq Global Market under the symbol “PWEI”.

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to our expected sales volumes, margins and financial performance for the second quarter of 2006, future cash generation and debt reduction, seasonality and financial performance correlation to GDP growth involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy, particularly the segments of the economy that impact the Company’s business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2006 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements.

- financials follow -

PW EAGLE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three months ended March 31,
	2006	2005
NET SALES	$181,936	$142,640
COST OF GOODS SOLD	127,972	119,501

Gross profit	53,964	23,139
OPERATING EXPENSES:
Freight expense	8,506	8,190
Selling expenses	3,943	3,980
General and administrative expenses	5,517	3,538
Other (income) expense, net	469	(555)

	18,435	15,153

OPERATING INCOME	35,529	7,986

INTEREST EXPENSE	1,140	3,769

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	34,389	4,217

Income tax expense	13,343	1,615

Minority interest in loss of USPoly Company	—	94

NET INCOME	$21,046	$2,696

EARNINGS PER SHARE:
Basic	$1.85	$0.35
Diluted	$1.73	$0.27

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	11,395	7,725
Diluted	12,188	10,064

PW EAGLE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,991	$5,671
Accounts receivable, net	89,448	87,062
Inventories	81,287	64,239
Other current assets	4,056	5,243

Total current assets	179,782	162,215

Property and equipment, net	53,937	56,301
Other long-term assets	16,400	15,940

TOTAL ASSETS	$250,119	$234,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Borrowings under revolving credit facilities	$18,877	$7,184
Current maturities of long-term financing leases	170	182
Other current liabilities	97,441	116,582

Total current liabilities	116,488	123,948

Financing lease obligations, less current maturities	19,495	19,525
Other long-term liabilities	4,624	4,944

TOTAL LIABILITIES	140,607	148,417

Stockholders’ equity	109,512	86,039

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$250,119	$234,456